EXHIBIT 99.1

PNM Resources Announces 3rd Quarter Earnings
TNP Acquisition Contributes to Results; Plant Outages Decrease Earnings;
2005 Earnings Guidance Narrowed

2005 THIRD-QUARTER and YEAR-TO-DATE OVERVIEW

  Third quarter 2005 GAAP (generally accepted accounting principles) earnings of $0.41 per diluted share. Year-to-date GAAP earnings of $0.92 per diluted share.
  Ongoing earnings of $0.46 per diluted share, compared with $0.45 per diluted share during the same period in 2004. Year-to-date ongoing earnings per diluted share of $1.16, up from $1.13 for the first nine months of 2004.
  Texas-New Mexico Power and First Choice Power were strong contributors to earnings.
  Warmer weather in Texas and New Mexico and electric load growth contributed to earnings.
  Power plant outages and increased natural gas and power purchases costs lowered PNM Wholesale and PNM Electric results.
  PNM Resources narrows 2005 ongoing earnings per share guidance range to $1.55 to $1.65.

(ALBUQUERQUE, N.M.) - PNM Resources (NYSE: PNM) today reported third-quarter 2005 consolidated ongoing net earnings - excluding charges related to the TNP Enterprises acquisition and other non-recurring charges - available for common stock of $31.9 million, or $0.46 per diluted share. In 2004, the company reported third-quarter ongoing earnings of $27.4 million, or $0.45 per diluted share.

The company also reported consolidated quarterly GAAP earnings of $28.5 million, or $0.41 per diluted share, compared with $27.4 million, or $0.45 per diluted share, in 2004. GAAP-reported earnings for the third quarter of 2005 include $3.4 million, or $0.05 per diluted share, of non-recurring charges related to the TNP Enterprises acquisition completed in June 2005. There were no non-recurring gains or charges during the period in 2004.

"Plant outages made this a tough quarter for the company," said Jeff Sterba, PNM Resources chairman, president, and chief executive officer. "We saw a significant drop in availability of two power plants, limiting the amount of energy we could market and forcing us to purchase power to meet our wholesale obligations and growing retail demand."

NON-RECURRING CHARGES

Costs associated with the TNP acquisition and refinancing charges amounted to $3.4 million for the quarter, or $0.05 per diluted share.

Reconciliation of 3RD quarter GAAP reported earnings to ongoing earnings per share

	Quarter Ended September 30,
	2005		2004
	Earnings	Diluted	Earnings	Diluted
	(in 000s)	EPS	(in 000s)	EPS
Net Earnings Available to Common	$28,483	$0.41	$27,417	$0.45

Adjustments for Acquisition and Other Non-
Recurring Charges (net of income tax effects):
Refinancing	793	0.01
Acquisition Integration Costs	2,648	0.04
Software Write-off
Regulatory Liability
Total Adjustments	3,441	0.05

Net Ongoing Earnings Available to Common	$31,924	$ 0.46	$27,417	$ 0.45

Avg. Diluted Shares - GAAP Earnings		69,533		61,246
Avg. Diluted Shares - Ongoing Earnings (a)		69,533		61,246

Reconciliation of year-to-date GAAP reported earnings to ongoing earnings per share

	Year-to-Date September 30,
	2005		2004
	Earnings	Diluted	Earnings	Diluted
	(in 000s)	EPS	(in 000s)	EPS
Net Earnings Available to Common	$60,533	$ 0.92	$69,044	$ 1.13

Adjustments for Acquisition and Other
Non-Recurring Charges (net of income tax effects):
Refinancing	4,988	0.10
Acquisition Integration Costs	5,421	0.08
Software Write-off	2,690	0.04
Regulatory Liability	1,399	0.02
Total Adjustments	14,498	0.24

Net Ongoing Earnings Available to Common	$75,031	$ 1.16	$69,044	$1.13

Avg. Diluted Shares - GAAP Earnings		65,769		61,209
Avg. Diluted Shares - Ongoing Earnings (a)		64,781		61,209

 (a) Diluted shares used to calculate on-going earnings per share assume that the 3,910,000 shares of PNM Resources common stock as part of the TNP acquisition financing were issued June 6, 2005, the closing date of the TNP acquisition.

2005 EARNINGS GUIDANCE

PNM Resources today narrowed its 2005 earnings guidance. Ongoing earnings, excluding acquisition-related and other non-recurring charges, were narrowed to a range between $1.55 and $1.65. Previous guidance was set in July with a range of $1.55 to $1.70.

Earnings variability within the expected range will be affected by a number of key factors, including:

  Power plant availability

  Weather

  Capacity auctions

  Price-to-beat filing

  Customer growth and retention

THIRD-QUARTER PERFORMANCE SUMMARY

An increase in PNM's electric load, a warmer 2005 compared to 2004, and the contributions by Texas-New Mexico Power and First Choice Power helped to offset a 13.6 percent reduction in wholesale sales revenues and increased power-purchase costs resulting from unexpected unit outages and higher natural gas prices.

For the quarter, the equivalent availability of the Palo Verde Nuclear Generating Station's three units was 86.1 percent, compared with 93.8 percent in 2004. Availability of two units at the Four Corners Power Plant dropped to 90.4 percent during the quarter, from 96.4 percent in 2004. The PNM San Juan Generating Station's four units demonstrated continued improvement and reported an availability average of 92.8 percent, compared with 90.9 percent in 2004.

During the quarter, the outages impacted earnings by $0.07 per diluted share. PNM's higher purchased power costs, due to natural gas price increases, plant outages and growing retail demand, impacted earnings by $0.09 per diluted share for the quarter.

Earnings also were reduced by $0.06 as a result of increased depreciation of asset additions in electric distribution and transmission, gas distribution and power plant operations.

YEAR-TO-DATE PERFORMANCE SUMMARY

For the nine months ended Sept. 30, ongoing net earnings available for common stock totaled $75.0 million, or $1.16 per diluted share. For the first three quarters in 2004, the company reported ongoing net earnings of $69.0 million, or $1.13 per diluted share.

GAAP reported net earnings for the first nine months of 2005 totaled $60.5 million, or $0.92 per diluted share. Because there were no one-time items or other non-recurring charges during 2004, the company's GAAP reported earnings was the same as ongoing net earnings for the first nine months of 2004.

2005 year-to-date consolidated operating revenues increased 19.7 percent to $1.4 billion, while gross margin (operating revenues minus cost of energy sold and intersegment energy transfer) increased 18.5 percent to $581.8 million.

The increase in earnings from the acquisition of Texas-New Mexico Power and First Choice and strong load growth was offset by higher purchase power costs and reduced plant availability.

THIRD-QUARTER SEGMENT REPORTING

In conjunction with the TNP Enterprises acquisition, management changed its business segment reporting. As it currently operates, PNM Resources' principal business segments include regulated operations and non-regulated operations.  Summaries of segment highlights are:

Regulated Operations

PNM - a natural gas and vertically integrated electric utility in New Mexico with distribution, transmission and generation assets.

Electric:

  PNM electric operations reported quarterly operating revenues of $162.9 million, a 6.9 percent increase over the same period in 2004. Gross margin (total operating revenues less cost of energy) increased just over one-half percent to $112.2 million.
  Increased retail load growth of 3.4 percent (weather-normalized) contributed $5.5 million to retail energy revenues, partially offsetting increased plant outage costs and higher purchase power prices.
  A 20.2 percent increase in cooling-degree days contributed an additional $4.3 million, more than offsetting the 2.5 percent electric rate reduction that totaled $1.0 million for the quarter.

Gas:

  PNM gas operations reported quarterly operating revenues of $78.7 million, a 7.0 percent increase over 2004. Gross margin decreased almost 1 percent to $25.2 million.
  A 2.3 percent increase in gas customers contributed $0.2 million to gas operations gross margin and was more than offset by a $0.7 million reduction in off-system gas sales.
  Operating income (total operating revenues less operating expenses) was a loss of $2.6 million for the quarter, compared to $0.1 million in operating income for 2004. The decrease in income was mainly driven by increased depreciation and administrative and general expenses.

TNMP Electric - a vertically integrated electric utility in New Mexico and a transmission-distribution company in Texas.

  TNMP Electric reported operating revenues of $71.4 million, a decrease of 4.4 percent compared to the same period in 2004. Gross margin decreased 6.4 percent to $45.7 million.
  A 14.8 percent increase in cooling degree-days resulted in $3.6 million of additional revenues, while an 1.8 percent increase in customers contributed an additional $0.7 million to revenues. Additionally, revenues were reduced by a total of $10.7 million largely because of the May 2005 rate reduction for Texas customers and the use of self-generation by a large New Mexico industrial customer.

Unregulated Operations

PNM Wholesale - a business segment of PNM consisting of the generation and sale of electricity into the wholesale markets.

  Operating revenues decreased to $179.9 million during the quarter, compared with $184.2 million during the same period in 2004. Total cost of energy increased to $163.2 million in 2005 from $161.4 million in 2004.
  Gross margin decreased $6.3 million, from $22.9 million during the quarter in 2004 to $16.6 million in 2005.
  Plant outages resulted in higher purchase costs to serve long-term contracts and reduced short-term and forward sales.

 First Choice Power - a competitive retail electric provider in Texas.

  First Choice Power reported operating revenues of $155.5 million, down from $171.9 million in 2004 - a 9.5 percent decrease compared with 2004. Gross margin decreased 2.0 percent to $34.7 million.
  Increases in revenues due to strong growth in the competitive residential class, warmer weather and increased rates were more than offset by the expected attrition of price-to-beat customers and the loss of competitive mass-market and mid-market customers, primarily aggregated Texas cities and municipal services.
  Price-to-beat customers decreased 7.2 percent to 155,080, while competitive customers grew 11.6 percent to 60,296.

AFTON GENERATING STATION

In October, PNM Resources began settlement discussions with staff of the N.M. Public Regulation Commission and parties to the Certificate of Public Convenience and Necessity case for inclusion of Afton Generating Facility in retail rates. In its July application for a CCN, the company requested the authority to include its existing combustion turbine and the costs of converting the facility to a combined-cycle unit in PNM's retail rates in its next electric rate case. The conversion to a combined-cycle unit, as proposed, would utilize a turbine currently in storage with a book value of $24.3 million. As part of the negotiations regarding regulatory treatment of the Afton facility, the parties also are discussing alternative equipment configurations under which the turbine in storage would not be used. If such an alternative configuration were to be agreed upon, PNM would evaluate other alternatives, including selling the unit, which could result in a write-down depending on prevailing market conditions for this type of equipment. The company is unable to predict the outcome of the Afton CCN case.

OTHER RECENT SIGNIFICANT DEVELOPMENTS AFFECTING PNM RESOUCRCES:

  On Oct. 7, PNM Resources completed its previously announced issuance of $100 million of equity-linked securities, known as Hybrid Income Term Security Units, to Cascade Investment, LLC.
  On Sept. 27, the Board of Directors elected El Paso businessman Woody L. Hunt as its 10th member.
  On Aug. 22, the company announced a six-year agreement to sell Renewable Energy Certificates - or RECs - to El Paso Electric Co. The sale requires approval from the N. M. Public Regulation Commission and is worth about $4 million during the term.
  On Aug. 17, PNM Resources announced it closed a $600 million revolving credit facility that increases the size and extends the maturity through Aug. 15, 2010, of its previous $400 million facility. The company also announced its New Mexico electric and gas utility, PNM, entered into a new credit facility to replace its existing $300 million facility.  The new PNM $400 million facility is for a one-year term.

 EARNINGS TELECONFERENCE

PNM Resources will host its third quarter 2005 earnings conference call on Wednesday, Oct. 26, at 9 a.m. Eastern.  Speaking on the call will be Jeff Sterba, chairman, president and chief executive officer of PNM Resources and Terry Horn, vice president, corporate secretary and acting chief financial officer.

Participants should call (800) 591-6930 and enter code 43593868 after 8:45 a.m. Eastern on the morning of the call, which also will be broadcast live over the Internet at PNMResources.com.

PNM Resources also will post the presentation on its site for participants to use during the call.

The earnings call will be archived and available until Nov. 2, 2005. The call can be accessed by calling (888) 286-8010 and entering code 35836459. A copy of the transcript will be posted on PNM Resources' website at PNMResources.com as soon as possible after the call.

Background: PNM Resources (NYSE: PNM) is an energy holding company based in Albuquerque, N.M., with consolidated operating revenues of $2.3 billion. Through its utility and energy service subsidiaries, PNM Resources supplies electricity to 738,000 homes and businesses in New Mexico and Texas and natural gas to 470,000 customers in New Mexico. Its utility subsidiaries are PNM and Texas-New Mexico Power. Other subsidiaries include First Choice Power, a deregulated competitive retail electric provider in Texas, and Avistar, an energy research and development company. PNM Resources and its subsidiaries also sell power on the wholesale market in the West.  For more information, visit PNMResources.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Statements made in this release that relate to future events or the Company's expectations, projections, estimates, intentions, goals, targets and strategies are made pursuant to the Private Securities Litigation Reform Act of 1995. You are cautioned that all forward-looking statements are based upon current expectations and estimates and the Company assumes no obligation to update this information. Because actual results may differ materially from those expressed or implied by the forward-looking statements, the Company cautions you not to place undue reliance on these statements. Many factors could cause actual results to differ, and will affect the Company's future financial condition, cash flow and operating results. These factors include the availability of cash from TNP Enterprises, Inc. and its subsidiaries, the risks that the businesses will not be integrated successfully, the risk that the benefits of the acquisition will not be fully realized or will take longer to realize than expected, disruption from the acquisition making it more difficult to maintain relationships with customers, employees, suppliers or other third parties, the outcome of litigation with SW Acquisition, L.P. relating to the TNP Enterprises, Inc. acquisition and of any appeals of the Public Utility Commission of Texas order in the stranded cost true-up proceeding or the acquisition proceeding, the ability of First Choice Power to attract and retain customers, changes in Electric Reliability Council of Texas protocols, changes in the cost of power acquired by First Choice Power, collections experience, insurance coverage available for claims made in litigation, interest rates, weather (including impacts on the Company of the hurricanes in the Gulf Coast region), water supply, fuel costs, availability of fuel supplies, risk management and commodity risk transactions, seasonality and other changes in supply and demand in the market for electric power, wholesale power prices, market liquidity, the competitive environment in the electric and natural gas industries, the performance of generating units and transmission system, the ability of the Company to secure long-term power sales, the risks associated with completion of the construction of Luna Energy Facility, including construction delays and unanticipated cost overruns, state and federal regulatory and legislative decisions and actions, the outcome of legal proceedings, changes in applicable accounting principles and the performance of state, regional and national economies. For a detailed discussion of the important factors that affect the Company and that could cause actual results to differ from those expressed or implied by the Company's forward-looking statements, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's current and future Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and the Company's current and future Current Reports on Form 8-K, filed with the SEC.

PNM RESOURCES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
	(In thousands, except per share amounts)
Operating Revenues:
Electric	$ 518,529	$ 313,147	$1,103,648	$ 863,783
Gas	78,258	73,530	325,752	330,290
Other	330	178	884	557
Total operating revenues	597,117	386,855	1,430,284	1,194,630

Operating Expenses:
Cost of energy sold	362,863	226,849	848,532	703,862
Administrative and general	59,961	37,537	153,457	120,486
Energy production costs	36,526	33,735	112,364	107,977
Depreciation and amortization	36,847	21,802	96,859	74,370
Transmission and distribution costs	21,179	14,755	50,292	44,397
Taxes, other than income taxes	17,184	8,178	36,626	25,924
Income taxes	12,246	11,784	24,776	29,601
Total operating expenses	546,806	354,640	1,322,906	1,106,617
Operating income	50,311	32,215	107,378	88,013

Other Income and Deductions:
Interest income	10,760	9,270	31,682	28,035
Other income	5,433	1,513	11,777	4,926
Carrying charges on regulatory assets	1,910	-	2,435	-
Other deductions	(7,557)	(236)	(17,567)	(4,222)
Other income taxes	(3,693)	(2,918)	(9,747)	(9,104)
Net other income and deductions	6,853	7,629	18,580	19,635

Interest Charges	28,145	12,280	62,689	38,164

Preferred Stock Dividend
Requirements	536	147	2,736	440

Net Earnings	$ 28,483	$ 27,417	$ 60,533	$ 69,044

Net Earnings per Common Share:

Basic	$ 0.41	$ 0.45	$ 0.93	$ 1.14

Diluted	$ 0.41	$ 0.45	$ 0.92	$ 1.13

Dividends Declared per Common Share	$ 0.400	$ 0.160	$ 0.585	$ 0.560

PNM RESOURCES, INC. AND SUBSIDIARIES
COMPARATIVE OPERATING STATISTICS

The following table shows PNM Electric revenues by customer class and average customers:

PNM Electric Retail Revenues

	Nine Months Ended
	September 30,
	2005	2004	Variance
	(In thousands, except customers)
Residential	$165,638	$ 156,568	$ 9,070
Commercial	192,979	190,459	2,520
Industrial	46,597	46,224	373
Transmission	15,325	13,324	2,001
Other	15,369	15,402	(33)
	$435,908	$ 421,977	$13,931

Average customers	416,417	405,598	10,819

Company management has combined two segments previously reported separately, Transmission and Electric, to form one reportable segment, PNM Electric.  The prior year amounts have been restated to reflect this change for comparison purposes.  The average customers amounts reflect traditional electric customers only and do not include transmission customers.

The following table shows PNM Electric sales by customer class:

PNM Electric Retail Sales

	Nine Months Ended
	September 30,
	2005	2004	Variance
	(Megawatt hours)
Residential	2,014,615	1,898,537	116,078
Commercial	2,661,667	2,619,447	42,220
Industrial	967,269	959,700	7,569
Other	195,496	193,696	1,800
	5,839,047	5,671,380	167,667

The megawatt hours shown above reflect traditional electric revenues only; transmission does not have associated megawatt hours in a comparable fashion.

PNM RESOURCES, INC. AND SUBSIDIARIES
COMPARATIVE OPERATING STATISTICS

The following table shows TNMP Electric revenues by customer class and average customers:

TNMP Electric Retail Revenues

	Nine Months Ended September 30,
	Post- Acquisition	Pre-Acquisition
	June 6 - September 30 (1)	January 1 - June 6 (1)	Total 2005	2004	Variance
	(In thousands, except customers)
Residential	$37,301	$ 34,835	$ 72,136	$ 70,929	$1,207
General Services	11,407	12,983	24,390	23,048	1,342
Primary/Economy/Transmission	13,404	23,479	36,883	36,370	513
Secondary	16,637	23,845	40,482	41,590	(1,108)
Municipal/Lighting	2,962	4,275	7,237	7,529	(292)
Other	8,965	13,403	22,368	21,988	380
	$90,676	$ 112,820	$203,496	$201,454	$2,042

Average customers (2)			257,601	253,464	4,137

The following table shows TNMP Electric sales by customer class:

TNMP Electric Retail Sales

	Nine Months Ended September 30,
	Post-Acquisition	Pre-Acquisition
	June 6 - September 30 (1)	January 1 - June 6 (1)	Total 2005	2004	Variance
	(Megawatt hours)
Residential	1,251,919	944,529	2,196,448	2,080,718	115,730
General Services	86,350	98,138	184,488	179,183	5,305
Primary/Economy/Transmission	682,922	1,018,791	1,701,713	1,583,082	118,631
Secondary	726,807	750,577	1,477,384	1,431,244	46,140
Municipal/Lighting	48,688	64,109	112,797	108,199	4,598
(2)	2,796,686	2,876,144	5,672,830	5,382,426	290,404

(1)   The acquisition was effective as of 8:00 AM Central Daylight Time on June 6, 2005.  As a result of the 8:00 AM Central Daylight Time closing, sales data is presented for pre-acquisition activity, from June 1 through June 6, 2005, and post-acquisition from June 6 through June 30, 2005.

(2)   Under the Texas Electric Choice Act, customers of TNMP in Texas have the ability to choose First Choice or any other Retail Electric Provider ("REP") to provide energy; however, TNMP delivers energy to customers within TNMP's service area regardless of the REP chosen.  Therefore TNMP earns revenue for that delivery and First Choice earns revenue on the usage of that energy by its customers.  The average customers reported

PNM RESOURCES, INC. AND SUBSIDIARIES
COMPARATIVE OPERATING STATISTICS

       above include approximately 158,000 and 169,000 customers of TNMP at September 30, 2005 and 2004, respectively, who have chosen First Choice as their REP.  The megawatt hours reported include approximately 2,031,000 and 2,308,000 megawatt hours used by customers of TNMP during the nine months ended September 30, 2005 and 2004, respectively, who have chosen First Choice as their REP.  These customers and megawatt hours are also included below in the First Choice segment.  For PNMR consolidated reporting purposes, these are included only once in the consolidated amounts.

The following table shows PNM Gas revenues by customer and average customers:

PNM Gas Revenues

	Nine Months Ended
	September 30,
	2005	2004	Variance
	(In thousands, except customers)
Residential	$ 185,821	$ 183,961	$ 1,860
Commercial	57,581	59,547	(1,966)
Industrial	1,523	1,577	(54)
Transportation*	10,193	11,593	(1,400)
Other	71,239	73,612	(2,373)
	$ 326,357	$ 330,290	$ (3,933)

Average customers	470,026	459,996	10,030

*Customer-owned gas.

The following table shows PNM Gas throughput by customer class:

PNM Gas Throughput

	Nine Months Ended
	September 30,
	2005	2004	Variance
	(Thousands of decatherms)
Residential	18,970	19,605	(635)
Commercial	7,115	7,592	(477)
Industrial	212	233	(21)
Transportation*	27,586	35,641	(8,055)
Other	8,834	11,701	(2,867)
	62,717	74,772	(12,055)

*Customer-owned gas.

PNM RESOURCES, INC. AND SUBSIDIARIES
COMPARATIVE OPERATING STATISTICS

The following table shows PNM Wholesale revenues by customer class:

PNM Wholesale Revenues

	Nine Months Ended
	September 30,
	2005	2004	Variance
	(In thousands)
Long-term contracts*	$ 115,238	$ 118,484	$ (3,246)
Short-term sales *	338,903	356,930	(18,027)
	$ 454,141	$ 475,414	$(21,273)

*Includes mark-to-market gains/(losses).

The following table shows PNM Wholesale sales by customer class:

PNM Wholesale Sales

	Nine Months Ended
	September 30,
	2005	2004	Variance
	(Megawatt hours)
Long-term contracts	1,940,063	2,216,392	(276,329)
Short-term sales	6,375,214	7,561,919	(1,186,705)
	8,315,277	9,778,311	(1,463,034)

Note:  For comparative purposes, wholesale revenues for the nine months ended September 30, 2005 and 2004 have not been reclassified to a net margin basis in accordance with GAAP.  The impact would be to reduce the nine months ended short-term sales revenues by $27.6 million and $33.6 million, respectively.

PNM RESOURCES, INC. AND SUBSIDIARIES
COMPARATIVE OPERATING STATISTICS

The following table shows First Choice revenues by customer class and average customers:

First Choice Revenues

	Nine Months Ended September 30,
	Post-Acquisition	Pre-Acquisition
	June 6 - September 30 (1)	January 1 - June 6 (1)	Total 2005	2004	Variance
	(In thousands, except customers)
Residential	$131,278	$ 98,161	$229,439	$210,702	$ 18,737
Mass-Market	31,823	31,048	62,871	79,704	(16,833)
Mid-Market	27,844	39,800	67,644	123,828	(56,184)
Other	7,565	7,402	14,967	14,940	27
	$198,510	$176,411	$374,921	$429,174	$ (54,253)

Average customers (2)			216,313	228,423	(12,110)

The following table shows First Choice sales by customer class:

First Choice Sales

	Nine Months Ended September 30,
	Post- Acquisition	Pre-Acquisition
	June 6 - September 30 (1)	January 1 - June 6 (1)	Total 2005	2004	Variance
	(Megawatt hours)
Residential	1,093,015	847,503	1,940,518	1,920,032	20,486
Mass-Market	260,607	231,072	491,679	709,744	(218,065)
Mid-Market	304,024	462,490	766,514	1,844,845	(1,078,331)
Other	16,514	24,418	40,932	48,425	(7,493)
(2)	1,674,160	1,565,483	3,239,643	4,523,046	(1,283,403)

(1)   The acquisition was effective as of 8:00 AM Central Daylight Time on June 6, 2005.  As a result of the 8:00 AM Central Daylight Time closing, sales data is presented for pre-acquisition activity, from June 1 through June 6, 2005, and post-acquisition from June 6 through June 30, 2005.

(2)   See note above in the TNMP Electric segment discussion.